CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1131 to Registration Statement No. 333-122917 on Form N-1A of our report dated August 29, 2018, relating to the financial statements and financial highlights of the Altegris Futures Evolution Fund, Altegris Managed Futures Fund, and Altegris GSA Trend Strategy Fund, appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2018, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and “Policies and Procedures For Disclosure Of Portfolio Holdings” in the Statement of Additional Information, which are part of such Registration Statement.

Costa Mesa, California

October 26, 2018